UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2009

Sparta Commercial Services, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-9483	30-0298178
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

462 Seventh Avenue, 20th Floor, New York, NY 10018
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 239-2666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under and of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-12(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

In December 2008, we, along with our wholly-owned affiliate, Sparta Funding LLC, a Delaware limited liability company, entered into a $25,000,000 committed, extendable, secured credit facility with DZBank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, New York Branch pursuant to a Revolving Credit Agreement (the “RCA”).  We were required to satisfy certain tangible net worth and committed capital thresholds as a condition of accessing funds under the DZBank credit facility. On October 13, 2009, we notified DZ Bank that we believed we had satisfied such conditions and requested that we be allowed to start utilizing the credit facility. As we were approaching the one year anniversary of the signing of the RCA we formally requested that the RCA be extended for one year as provided for in the RCA. Subsequently, without permitting us to commence utilizing the credit facility, on December 14, 2009, the Company was verbally notified by representatives of DZ Bank that the Company’s request to extend the term of its Revolving Credit Agreement (the “RCA”) for one year was denied due to DZ Bank’s German parent’s concern over the United States general economic condition and, more specifically, the weakness in the overall U.S. consumer market. Therefore, the RCA will terminate pursuant to its terms on December 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2009

SPARTA COMMERCIAL SERVICES, INC.

By:	/s/ A.L. Havens
Name: Anthony L. Havens
Title: Chief Executive Officer